Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS 44% INCREASE IN SECOND QUARTER 2009 NET INCOME;
13.4% INCREASE IN TOTAL BOOK VALUE YEAR TO DATE
PEMBROKE, BERMUDA, August 6, 2009 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $113.7 million, or $2.22 per diluted share, for the second quarter of 2009 compared to net income of $79.2 million, or $1.56 per diluted share, for the second quarter of 2008. Net income for the six months ended June 30, 2009 was $245.1 million, or $4.79 per diluted share, compared to net income of $210.2 million, or $4.12 per diluted share, for the first six months of 2008.
The company reported operating income of $112.8 million, or $2.20 per diluted share, for the second quarter of 2009 compared to operating income of $83.2 million, or $1.64 per diluted share, for the second quarter of 2008. Operating income for the six months ended June 30, 2009 was $250.4 million, or $4.89 per diluted share, compared to operating income of $211.2 million, or $4.14 per diluted share, for the first six months of 2008.
President and Chief Executive Officer Scott Carmilani commented, “Allied World continues to deliver significant book value growth to our shareholders. The company’s annualized operating return on equity is 20% for the first half of the year and our total book value has grown more than 13% since year end 2008. The company’s total capital now exceeds $3.2 billion, which positions us very well as our initiatives to expand the breadth of our global insurance and reinsurance operations have begun to take hold.”
Mr. Carmilani continued, “Shareholders expect consistently strong results and we are proud that we have continued to deliver them. Our results are a testament to our underwriting culture and sound investment strategies that have been a hallmark of Allied World since our inception in 2001. These strengths continue to serve us well as we navigate through the current industry cycle and focus on product lines and geographic markets where we believe opportunities exist.”
Underwriting Results
Gross premiums written were $492.8 million in the second quarter of 2009, a 10.3% increase compared to $446.8 million in the second quarter of 2008. For the six months ended June 30, 2009, gross premiums written totaled $972.4 million, a 15.3% increase compared to $843.7 million in the first six months of 2008. Net premiums written were $361.4 million in the second quarter of 2009, a 12.9% increase compared to $320.3 million in the second quarter of 2008. For the six months ended June 30,

2009, net premiums written totaled $766.5 million, an 18.5% increase compared to $646.8 million in the first six months of 2008. These increases were primarily due to the inclusion of the Darwin Professional Underwriters, Inc. (“Darwin”) business and increased writings by our other U.S. offices, offset by reductions in our international and reinsurance segments that were largely due to the non-renewal of business that did not meet our underwriting requirements.
Net premiums earned in the second quarter of 2009 were $333.7 million, a 24.1% increase compared to $268.9 million in the second quarter of 2008. For the six months ended June 30, 2009, net premiums earned totaled $657.6 million, a 21.3% increase from net premiums earned of $541.9 million in the first six months of 2008. These increases were primarily due to the inclusion of the Darwin business.
The combined ratio was 83.1% in the second quarter of 2009 compared to 93.2% in the second quarter of 2008. The loss and loss expense ratio was 53.3% in the second quarter of 2009 compared to 66.2% in the second quarter of 2008. During the second quarter of 2009, the company recorded net favorable reserve development on prior loss years of $36.6 million, a benefit of 11.0 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the second quarter of 2008, where the company recorded net favorable reserve development on prior loss years of $39.8 million, a benefit of 14.8 percentage points to the company’s loss and loss expense ratio for that quarter. Absent prior year reserve adjustments, the loss and loss expense ratio related to the second quarter of 2009 was 64.3% compared to 81.0% for the second quarter of 2008. During the three months ended June 30, 2008, we experienced higher than expected loss activity, which included net losses and loss expenses incurred from the floods in the U.S. Midwest and a gas pipeline explosion in Australia.
For the six months ended June 30, 2009, the combined ratio was 79.3% compared to 85.6% in the first six months of 2008. For the first six months of 2009, the company recorded net favorable reserve development on prior loss years of $96.8 million, a benefit of 14.7 percentage points to the company’s loss and loss expense ratio. For the first six months of 2008, the company recorded net favorable reserve development on prior loss years of $92.9 million, a benefit of 17.1 percentage points to the company’s loss and loss expense ratio.
The company’s expense ratio was 29.8% for the second quarter of 2009 compared to 27.0% for the second quarter of 2008. The expense ratio was 29.7% for the six months ended June 30, 2009 compared to 26.3% in the first six months of 2008. As part of our ongoing strategic initiatives, the company has significantly expanded its existing U.S. operations. Our overall staff count increased to 614 as of June 30, 2009 from 335 as of June 30, 2008, primarily driven by the additional staff of Darwin. As a result of the increased staff count, salary and employee welfare costs increased by $14.5 million and $28.3 million during the three and six months ended June 30, 2009, respectively, compared to the same periods in 2008.
Investment Results
Net investment income in the second quarter of 2009 was $76.5 million, an increase of 5.8% from the $72.3 million of net investment income in the second quarter of 2008.  For the six months ended June 30, 2009, net investment income was $154.4 million, an increase of 3.4% over the $149.3 million of net investment income in the first six months of 2008.  These increases were primarily the result of growth in the fixed-maturity portfolio as of June 30, 2009 compared to June 30, 2008, partially offset by slightly lower yields on our fixed-maturity portfolio. The company recorded net realized investment gains of $5.1 million and $41.7 million for the three and six months ended June 30, 2009.   Consistent with the adoption of the Financial Accounting Standard Board Staff Position 115-2 and 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2”) on April 1, 2009, the company recorded $5.5 million of credit impairment losses on investments in the second quarter of 2009.  Prior to April 1, 2009, the company recorded realized losses on any securities that had a market value below amortized cost and for which our investment managers held discretion to sell the security.   During the six months ended June 30, 2009, the company recorded total net impairment charges recognized in earnings of $47.4 million.
As of June 30, 2009 and December 31, 2008, net accumulated unrealized gains were $48.7 million and $105.6 million, respectively. The change in net unrealized investment gains from December 31, 2008 to June 30, 2009 resulted from the cumulative effect adjustment related to the adoption of FSP FAS 115-2 of $136.8 million, partially offset by unrealized gains in our fixed-maturity portfolio of $79.9 million generally due to tightening of credit spreads on corporate bonds and mortgage-backed securities.
Shareholders’ Equity
As of June 30, 2009, our shareholders’ equity was $2.7 billion, a 13.4% increase compared to $2.4 billion as of December 31, 2008. The increase was primarily the result of net income of $245.1 million and net unrealized gains on investments of $79.9 million recognized during the six months ended June 30, 2009.

The company’s annualized net income return on average shareholders’ equity for the three and six months ended June 30, 2009 was 17.7% and 19.6%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and six months ended June 30, 2009 was 17.6% and 20.0%, respectively.
As of June 30, 2009, diluted book value per share was $51.78, an increase of 12.4% compared to $46.05 as of December 31, 2008.
Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.18 per common share. The dividend will be payable on September 10, 2009 to shareholders of record on August 25, 2009.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of June 30, 2009. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the second quarter of 2009 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, August 7, 2009 at 8:30 a.m. (Eastern Time) to discuss the second quarter 2009 financial results.  The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com.  In addition, the conference call can be accessed by dialing (866) 713-8563 (U.S. and Canada callers) or (617) 597-5311 (international callers) and entering the passcode 90724924 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, August 21, 2009 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers)

and entering the passcode 76678076. In addition, the webcast will remain available online through Friday, August 21, 2009 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and risk premium movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States, Europe and Hong Kong. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
Gross premiums written	$492,782	$446,784	$972,379	$843,657
Premiums ceded	(131,344)	(126,534)	(205,903)	(196,835)

Net premiums written	361,438	320,250	766,476	646,822
Change in unearned premiums	(27,770)	(51,374)	(108,836)	(104,874)

Net premiums earned	333,668	268,876	657,640	541,948

Net investment income	76,537	72,345	154,391	149,276
Net realized investment gains	5,093	21,514	41,695	36,349
Net impairment charges recognized in earnings	(5,474)	(25,907)	(47,437)	(37,277)
Other income	369	—	835	—

Total revenue	410,193	336,828	807,124	690,296

Expenses:
Net losses and loss expenses	177,719	178,084	326,216	321,581
Acquisition costs	36,963	26,265	74,091	53,105
General and administrative expenses	62,560	46,380	120,990	89,651
Interest expense	9,522	9,513	19,969	19,023
Foreign exchange (gain)/loss	(1,222)	(399)	(387)	77

Total expenses	285,542	259,843	540,879	483,437

Income before income taxes	124,651	76,985	266,245	206,859
Income tax expense/(recovery)	10,981	(2,220)	21,167	(3,291)

NET INCOME	$113,670	$79,205	$245,078	$210,150

PER SHARE DATA:
Basic earnings per share	$2.30	$1.62	$4.96	$4.33
Diluted earnings per share	$2.22	$1.56	$4.79	$4.12

Weighted average common shares outstanding	49,523,459	48,897,931	49,386,549	48,585,015
Weighted average common shares and common share equivalents outstanding	51,257,887	50,873,712	51,215,808	51,013,633

Dividends declared per share	$0.18	$0.18	$0.36	$0.36

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2009	2008

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2009: $6,223,018; 2008: $5,872,031)	$6,286,561	$6,032,029
Fixed maturity investments trading, at fair value	233,583	—
Other invested assets trading, at fair value	132,694	69,902
Other invested assets available for sale, at fair value (cost: 2009: $4; 2008: $89,229)	4	55,199

Total investments	6,652,842	6,157,130
Cash and cash equivalents	475,668	655,828
Restricted cash	59,074	50,439
Securities lending collateral	—	171,026
Insurance balances receivable	421,773	347,941
Prepaid reinsurance	220,113	192,582
Reinsurance recoverable	909,716	888,314
Accrued investment income	56,651	50,671
Deferred acquisition costs	153,428	135,780
Goodwill	268,532	268,532
Intangible assets	69,280	71,410
Balances receivable on sale of investments	266,610	12,371
Net deferred tax assets	31,676	22,452
Other assets	45,191	47,603

Total assets	$9,630,554	$9,072,079

LIABILITIES:
Reserve for losses and loss expenses	$4,713,727	$4,576,828
Unearned premiums	1,066,726	930,358
Unearned ceding commissions	56,825	49,599
Reinsurance balances payable	132,948	95,129
Securities lending payable	—	177,010
Balances due on purchase of investments	359,216	—
Syndicated loan	—	243,750
Senior notes	498,857	498,796
Accounts payable and accrued liabilities	60,828	83,747

Total liabilities	$6,889,127	$6,655,217

SHAREHOLDERS’ EQUITY:
Common shares, par value $0.03 per share: issued and outstanding 2009: 49,524,492; 2008: 49,036,159 shares	$1,486	$1,471
Additional paid-in capital	1,332,200	1,314,785
Retained earnings	1,359,072	994,974
Accumulated other comprehensive income, net of tax	48,669	105,632

Total shareholders’ equity	$2,741,427	$2,416,862

Total liabilities and shareholders’ equity	$9,630,554	$9,072,079

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended June 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$182,712	$191,985	$118,085	$492,782
Net premiums written	127,469	116,170	117,799	361,438
Net premiums earned	111,025	111,807	110,836	333,668
Other income	369	—	—	369
Net losses and loss expenses	(46,842)	(74,101)	(56,776)	(177,719)
Acquisition costs	(13,543)	(1,667)	(21,753)	(36,963)
General and administrative expenses	(31,061)	(19,914)	(11,585)	(62,560)

Underwriting income	19,948	16,125	20,722	56,795
Net investment income				76,537
Net realized investment gains				5,093
Net impairment charges recognized in earnings				(5,474)
Interest expense				(9,522)
Foreign exchange gain				1,222

Income before income taxes				$124,651

GAAP Ratios:
Loss and loss expense ratio	42.2%	66.3%	51.2%	53.3%
Acquisition cost ratio	12.2%	1.5%	19.6%	11.1%
General and administrative expense ratio	28.0%	17.8%	10.5%	18.7%

Combined ratio	82.4%	85.6%	81.3%	83.1%

	U.S.	International
Quarter Ended June 30, 2008	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$65,664	$244,521	$136,599	$446,784
Net premiums written	35,644	147,980	136,626	320,250
Net premiums earned	31,681	118,087	119,108	268,876
Net losses and loss expenses	(22,980)	(81,377)	(73,727)	(178,084)
Acquisition costs	(2,632)	379	(24,012)	(26,265)
General and administrative expenses	(14,275)	(20,974)	(11,131)	(46,380)

Underwriting (loss) income	(8,206)	16,115	10,238	18,147
Net investment income				72,345
Net realized investment gains				21,514
Net impairment charges recognized in earnings				(25,907)
Interest expense				(9,513)
Foreign exchange gain				399

Income before income taxes				$76,985

GAAP Ratios:
Loss and loss expense ratio	72.5%	68.9%	61.9%	66.2%
Acquisition cost ratio	8.3%	(0.3%)	20.2%	9.8%
General and administrative expense ratio	45.1%	17.8%	9.3%	17.2%

Combined ratio	125.9%	86.4%	91.4%	93.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Six Months Ended June 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$336,081	$317,904	$318,394	$972,379
Net premiums written	243,313	205,127	318,036	766,476
Net premiums earned	216,292	223,001	218,347	657,640
Other income	835	—	—	835
Net losses and loss expenses	(101,019)	(113,294)	(111,903)	(326,216)
Acquisition costs	(27,954)	(2,727)	(43,410)	(74,091)
General and administrative expenses	(59,525)	(38,733)	(22,732)	(120,990)

Underwriting income	28,629	68,247	40,302	137,178
Net investment income				154,391
Net realized investment gains				41,695
Net impairment charges recognized in earnings				(47,437)
Interest expense				(19,969)
Foreign exchange gain				387

Income before income taxes				$266,245

GAAP Ratios:
Loss and loss expense ratio	46.7%	50.8%	51.3%	49.6%
Acquisition cost ratio	12.9%	1.2%	19.9%	11.3%
General and administrative expense ratio	27.5%	17.4%	10.4%	18.4%

Combined ratio	87.1%	69.4%	81.6%	79.3%

	U.S.	International
Six Months Ended June 30, 2008	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$101,486	$415,821	$326,350	$843,657
Net premiums written	58,763	262,093	325,966	646,822
Net premiums earned	61,724	240,739	239,485	541,948
Net losses and loss expenses	(39,063)	(153,156)	(129,362)	(321,581)
Acquisition costs	(5,617)	(455)	(47,033)	(53,105)
General and administrative expenses	(28,843)	(40,608)	(20,200)	(89,651)

Underwriting (loss) income	(11,799)	46,520	42,890	77,611
Net investment income				149,276
Net realized investment gains				36,349
Net impairment charges recognized in earnings				(37,277)
Interest expense				(19,023)
Foreign exchange loss				(77)

Income before income taxes				$206,859

GAAP Ratios:
Loss and loss expense ratio	63.3%	63.6%	54.0%	59.3%
Acquisition cost ratio	9.1%	0.2%	19.6%	9.8%
General and administrative expense ratio	46.7%	16.9%	8.4%	16.5%

Combined ratio	119.1%	80.7%	82.0%	85.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net income	$113,670	$79,205	$245,078	$210,150
Net realized investment gains	(5,093)	(21,514)	(41,695)	(36,349)
Net impairment charges recognized in earnings	5,474	25,907	47,437	37,277
Foreign exchange (gain)/loss	(1,222)	(399)	(387)	77

Operating income	$112,829	$83,199	$250,433	$211,155

Weighted average common shares outstanding:
Basic	49,523,459	48,897,931	49,386,549	48,585,015
Diluted	51,257,887	50,873,712	51,215,808	51,013,633

Basic per share data:
Net income	$2.30	$1.62	$4.96	$4.33
Net realized investment gains	(0.10)	(0.44)	(0.84)	(0.75)
Net impairment charges recognized in earnings	0.11	0.53	0.96	0.77
Foreign exchange (gain)/loss	(0.03)	(0.01)	(0.01)	—

Operating income	$2.28	$1.70	$5.07	$4.35

Diluted per share data
Net income	$2.22	$1.56	$4.79	$4.12
Net realized investment gains	(0.10)	(0.42)	(0.81)	(0.71)
Net impairment charges recognized in earnings	0.11	0.51	0.92	0.73
Foreign exchange (gain)/loss	(0.03)	(0.01)	(0.01)	—

Operating income	$2.20	$1.64	$4.89	$4.14

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	June 30,	December 31,	June 30,
	2009	2008	2008
Price per share at period end	$40.83	$40.60	$39.62
Total shareholders’ equity	2,741,427	2,416,862	2,378,046
Basic common shares outstanding	49,524,492	49,036,159	48,977,635
Add: unvested restricted share units	947,180	971,907	892,995
Add: Performance based equity awards	1,329,661	1,345,903	1,345,903
Add: dilutive options/warrants outstanding	6,569,616	6,371,151	6,896,842
Weighted average exercise price per share	33.70	33.38	30.85
Deduct: options bought back via treasury method	(5,423,031)	(5,237,965)	(5,371,066)

Common shares and common share equivalents outstanding	52,947,918	52,487,155	52,742,309

Basic book value per common share	$55.35	$49.29	$48.55
Diluted book value per common share	$51.78	$46.05	$45.09

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Opening shareholders’ equity	$2,491,860	$2,394,620	$2,416,862	$2,239,842
Deduct: accumulated other comprehensive income	(48,204)	(135,626)	(105,632)	(136,214)

Adjusted opening shareholders’ equity	2,443,656	2,258,994	2,311,230	2,103,628

Closing shareholders’ equity	$2,741,427	$2,378,046	$2,741,427	$2,378,046
Deduct: accumulated other comprehensive income	(48,669)	(39,048)	(48,669)	(39,048)

Adjusted closing shareholders’ equity	2,692,758	2,338,998	2,692,758	2,338,998

Average shareholders’ equity	$2,568,207	$2,298,996	$2,501,994	$2,221,313

Net income available to shareholders	$113,670	$79,205	$245,078	$210,150
Annualized net income available to shareholders	454,680	316,820	490,156	420,300
Annualized return on average shareholders’ equity — net income available to shareholders	17.7%	13.8%	19.6%	18.9%

Operating income available to shareholders	$112,829	$83,199	$250,433	$211,155
Annualized operating income available to shareholders	451,316	332,796	500,866	422,310

Annualized return on average shareholders’ equity — operating income available to shareholders	17.6%	14.5%	20.0%	19.0%

Source: Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
Vice President, Marketing & Communications
+1-646-794-0453
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com